Exhibit 99.1
Contact: Robert B. Nolen, Jr., President and CEO
Pinnacle Bancshares, Inc.
(205) 221-4111
Pinnacle Bancshares, Inc. to Voluntarily Delist Common Stock from American Stock Exchange
Jasper, AL —(BUSINESS WIRE)—Jan. 25, 2008 — Pinnacle Bancshares, Inc. (AMEX: PLE) announced today that it will voluntarily withdraw its common stock from listing on the American Stock Exchange (“AMEX”). In approving this action, the Board of Directors considered several factors, including the number of shareholders, the costs associated with remaining as a listed company and the trading volume of the Company’s shares.
After withdrawal of its common stock from listing on the AMEX, the Company currently expects that the shares will be quoted on the OTC Bulletin Board.
Pinnacle Bancshares, Inc. is a bank holding company headquartered in Jasper, Alabama. Its wholly-owned subsidiary, Pinnacle Bank, has approximately $240 million in assets and operates seven offices in central and northwest Alabama.
The Company wants to provide stockholders and investors with meaningful and useful information. Therefore, this press release may contain forward-looking information, including statements regarding the anticipated trading of the Company’s shares on the OTC Bulletin Board. These forward looking statements are subject to risks and uncertainties which could cause actual events or performance to differ materially from those expressed in these statements. Readers are encouraged to read the Company’s Annual Report on Form 10-KSB and its other reports filed with the SEC for a more complete description of these factors. The Company assumes no obligation to update the information contained in this press release.
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